Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS SECOND QUARTER 2013 REVENUES AND EARNINGS

Omaha, Nebraska, July 22, 2013:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2013.

Summarized financial results for second quarter and year-to-date 2013 compared to second quarter and year-to-date 2012 are as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Total revenues	$506,648	$521,812	(3)%	$999,535	$1,020,188	(2)%
Trucking revenues, net of fuel surcharge	320,000	331,974	(4)%	633,400	653,200	(3)%
Value Added Services (“VAS”) revenues	91,185	85,109	7%	173,695	162,626	7%
Operating income	42,361	51,113	(17)%	71,054	86,515	(18)%
Net income	25,840	30,680	(16)%	43,351	51,925	(17)%
Earnings per diluted share	0.35	0.42	(16)%	0.59	0.71	(17)%

Second quarter 2013 freight demand (as measured by our daily morning ratio of loads to trucks in our One-Way Truckload network) was softer in April 2013 than April 2012, due in part to unfavorable temperature and weather comparisons which negatively affected retail volumes. Freight demand improved and seasonally strengthened during May and June 2013 and was comparable to May and June 2012. Freight demand in July 2013 is comparable to the same period in July 2012, with typical seasonal demand trends in the first three weeks of July.

Average revenues per total mile, net of fuel surcharge, rose 1.6% in second quarter 2013 compared to second quarter 2012. Base rate increases showed modestly positive momentum as second quarter 2013 progressed. Spot market rates were lower in second quarter 2013 than in second quarter 2012 due to lower transactional project business, particularly in the Midwest market. We believe there are several truckload capacity constraints including an older industry truck fleet, the higher cost of new trucks and trailers, significant safety regulatory changes and a challenging driver market. We continue to work jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

Average monthly miles per truck declined by 2.6% in second quarter 2013 compared to second quarter 2012. The freight softness in April combined with truck mix changes (more Dedicated, less One-Way Truckload) and a 7% shorter length of haul were the primary factors.

Werner Enterprises, Inc. - Release of July 22, 2013

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and VAS. In second quarter 2013, we averaged 7,134 trucks in service in the Truckload segment and 45 intermodal drayage trucks in the VAS segment. We ended the quarter with 7,150 trucks in the Truckload segment (an increase of 60 trucks from the end of first quarter 2013) and 43 trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,620 trucks (or 51% of our total Truckload segment fleet).

Diesel fuel prices were 3 cents per gallon lower in second quarter 2013 than in second quarter 2012 and were 15 cents per gallon lower than in first quarter 2013. For the first 22 days of July 2013, the average diesel fuel price per gallon was 13 cents higher than the average diesel fuel price per gallon in the same period of 2012 and 13 cents lower than in third quarter 2012. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in our industry remains constrained by economic and safety regulatory factors. Following the 2008 recession, class 8 truck builds have been low, resulting in an industry average truck age that remains historically high at 6.6 years. It is very difficult for many smaller and medium size private carriers to replace their older, lower-value trucks with much higher cost, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We reduced the average age of our much younger truck fleet by half a year during 2011 and 2012, with net capital expenditures totaling $457 million during that two-year period. The significantly higher cost of new trucks and resulting higher depreciation expense and related diesel exhaust fluid costs is not being recovered through a single year customer rate review cycle. We continue to invest in equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. Net capital expenditures of $13.2 million in second quarter 2013 were low as planned, and the majority of our 2013 capital expenditures are expected to occur in the last half of the year. We expect our net capital expenditures for the full year 2013 to be in a range of $150 million to $200 million. Expected capital expenditures have increased by $50 million as the market for used equipment was better than we anticipated in second quarter 2013. The average age our truck fleet as of June 30, 2013 was 2.4 years, and our goal is to maintain our average truck age at approximately this level during 2013. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The Federal Motor Carrier Safety Administration (“FMCSA”) published final driver hours of service ("HOS") rules in December 2011, which became effective July 1, 2013. Among the changes are more restrictive requirements covering driver use of the 34-hour restart rule and a new mandatory 30-minute rest period after 8 hours on duty. The trucking industry association and consumer advocate groups both appealed these changes before the court in March 2013. The court has not yet issued a ruling. The Company modified and tested its electronic HOS system and began dispatching drivers under the revised HOS rules effective July 1. It is too early to measure the ongoing impact of the HOS changes on driver and truck productivity. The Company is taking steps to attempt to minimize the impact of the HOS changes. However, government restrictions of available driving hours will negatively impact the productivity of some drivers and some fleets within our company.

The driver recruiting and retention market remained challenging during second quarter 2013. Significant factors included a declining number of and increased competition for driver training school graduates, a gradually declining national unemployment rate and a strengthening housing construction market. We were able to hire more drivers during second quarter 2013 compared to second quarter 2012, but the difficult driver market is making it challenging to achieve our 7,300 truck goal for the Truckload segment. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because approximately 70% of our driving jobs

Werner Enterprises, Inc. - Release of July 22, 2013

are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

Gains on sales of assets were $6.5 million in second quarter 2013, including a $1.1 million gain from the sale of real estate. This compares to gains on sales of assets of $5.7 million in second quarter 2012 and $3.5 million in first quarter 2013. We sold fewer trucks and trailers in second quarter 2013 and realized higher average gains per truck. We expect to sell approximately the same number of trucks but fewer trailers in the second half of 2013 compared to the second half of 2012. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$91,185	100.0	$85,109	100.0	$173,695	100.0	$162,626	100.0
Rent and purchased transportation expense	76,255	83.6	72,239	84.9	145,452	83.7	138,265	85.0
Gross margin	14,930	16.4	12,870	15.1	28,243	16.3	24,361	15.0
Other operating expenses	10,441	11.5	8,568	10.0	20,141	11.6	16,073	9.9
Operating income	$4,489	4.9	$4,302	5.1	$8,102	4.7	$8,288	5.1

In second quarter 2013, VAS revenue increased $6.1 million or 7%, and operating income dollars increased $0.2 million or 4%, compared to second quarter 2012. For the same periods, VAS gross margin dollars increased $2.1 million or 16%, and other operating expenses increased $1.9 million or 22%; these changes are partially attributed to Intermodal's development of its own drayage fleet, which had the effect of lowering rent and purchased transportation expense and increasing other operating expenses. Brokerage revenues in second quarter 2013 increased 11% compared to second quarter 2012 due to an increase in average revenue per shipment and a 3% increase in shipment volume. Brokerage gross margin percentage increased 28 basis points, and Brokerage operating income in second quarter 2013 was higher than in second quarter 2012. Intermodal revenues increased 11%, and Intermodal operating income was also higher comparing second quarter 2013 to second quarter 2012. Werner Global Logistics revenues and operating income decreased in second quarter 2013 compared to second quarter 2012.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $88.6 million and $97.4 million in second quarters 2013 and 2012, respectively, and $180.2 million and $190.6 million in the year-to-date 2013 and 2012 periods, respectively) and the VAS segment are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Ratios	2013	2012	Difference	2013	2012	Difference
Truckload Transportation Services	89.4%	86.6%	2.8%	91.0%	88.4%	2.6%
Value Added Services	95.1%	94.9%	0.2%	95.3%	94.9%	0.4%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for second quarter 2013 and second quarter 2012 are 91.7% and 89.6%, respectively, and for year-to-date 2013 and 2012 are 92.9% and 91.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Werner Enterprises, Inc. - Release of July 22, 2013

Our financial position remains strong. As of June 30, 2013, we had $40.0 million of debt outstanding and $738.9 million of stockholders' equity. During second quarter 2013, the Company purchased 608,791 shares of its common stock for a total cost of $15.1 million.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	$	%	$	%	$	%	$	%
Operating revenues	$506,648	100.0	$521,812	100.0	$999,535	100.0	$1,020,188	100.0
Operating expenses:
Salaries, wages and benefits	135,236	26.7	138,512	26.5	268,341	26.9	272,360	26.7
Fuel	90,191	17.8	99,322	19.0	186,984	18.7	202,259	19.8
Supplies and maintenance	43,934	8.7	44,741	8.6	87,062	8.7	86,578	8.5
Taxes and licenses	21,586	4.2	22,967	4.4	43,210	4.3	45,499	4.5
Insurance and claims	17,320	3.4	15,103	2.9	37,121	3.7	34,327	3.4
Depreciation	42,367	8.4	41,506	8.0	84,698	8.5	82,177	8.0
Rent and purchased transportation	115,060	22.7	108,496	20.8	221,378	22.2	209,006	20.5
Communications and utilities	3,187	0.6	3,344	0.6	6,329	0.6	7,163	0.7
Other	(4,594)	(0.9)	(3,292)	(0.6)	(6,642)	(0.7)	(5,696)	(0.6)
Total operating expenses	464,287	91.6	470,699	90.2	928,481	92.9	933,673	91.5
Operating income	42,361	8.4	51,113	9.8	71,054	7.1	86,515	8.5
Other expense (income):
Interest expense	91	—	65	—	235	—	207	—
Interest income	(535)	(0.1)	(433)	(0.1)	(1,040)	(0.1)	(855)	(0.1)
Other	(82)	—	(82)	—	(92)	—	(106)	—
Total other expense (income)	(526)	(0.1)	(450)	(0.1)	(897)	(0.1)	(754)	(0.1)
Income before income taxes	42,887	8.5	51,563	9.9	71,951	7.2	87,269	8.6
Income taxes	17,047	3.4	20,883	4.0	28,600	2.9	35,344	3.5
Net income	$25,840	5.1	$30,680	5.9	$43,351	4.3	$51,925	5.1

Diluted shares outstanding	73,598		73,412		73,690		73,401
Diluted earnings per share	$0.35		$0.42		$0.59		$0.71

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Truckload Transportation Services	$412,869	$432,888	$821,769	$850,378
Value Added Services	91,185	85,109	173,695	162,626
Other	2,083	3,481	4,127	6,538
Corporate	996	1,419	1,646	2,494
Subtotal	507,133	522,897	1,001,237	1,022,036
Inter-segment eliminations (1)	(485)	(1,085)	(1,702)	(1,848)
Total	$506,648	$521,812	$999,535	$1,020,188

Operating Income
Truckload Transportation Services	$34,442	$45,074	$58,057	$76,438
Value Added Services	4,489	4,302	8,102	8,288
Other	1,623	855	2,528	1,359
Corporate	1,807	882	2,367	430
Total	$42,361	$51,113	$71,054	$86,515

(1)	Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation. 2012 VAS segment revenues have been revised to conform with the current presentation.

Werner Enterprises, Inc. - Release of July 22, 2013

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.93%	12.23%	5.7%	12.98%	12.06%	7.6%
Average trip length in miles (loaded)	441	476	(7.4)%	453	483	(6.2)%
Average tractors in service	7,134	7,327	(2.6)%	7,146	7,261	(1.6)%
Average revenues per tractor per week (1)	$3,450	$3,485	(1.0)%	$3,409	$3,460	(1.5)%
Total trailers (at quarter end)	22,005	22,355		22,005	22,355
Total tractors (at quarter end)
Company	6,480	6,675		6,480	6,675
Independent contractor	670	650		670	650
Total tractors	7,150	7,325		7,150	7,325

Value Added Services segment
Total VAS shipments	70,383	68,376	2.9%	134,749	135,196	(0.3)%
Less: Non-committed shipments to truckload segment	19,411	18,808	3.2%	39,357	37,965	3.7%
Net VAS shipments	50,972	49,568	2.8%	95,392	97,231	(1.9)%
Average revenue per shipment	$1,632	$1,595	2.3%	$1,653	$1,559	6.0%

Average tractors in service	45	17		42	14
Total trailers (at quarter end)	1,755	1,000		1,755	1,000
Total tractors (at quarter end)	43	17		43	17

(1)	Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Capital expenditures, net	$13,223	$39,377	$34,529	$121,926
Cash flow from operations	34,302	54,799	110,908	138,798
Return on assets (annualized)	7.8%	9.2%	6.5%	7.8%

Werner Enterprises, Inc. - Release of July 22, 2013

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$24,248	$15,428
Accounts receivable, trade, less allowance of $10,540 and $10,528, respectively	223,990	211,133
Other receivables	10,453	8,004
Inventories and supplies	20,249	23,260
Prepaid taxes, licenses and permits	7,039	14,893
Current deferred income taxes	25,662	25,139
Other current assets	36,225	21,330
Total current assets	347,866	319,187

Property and equipment	1,671,280	1,690,490
Less – accumulated depreciation	721,800	696,647
Property and equipment, net	949,480	993,843

Other non-current assets	23,102	21,870
Total assets	$1,320,448	$1,334,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,339	$56,397
Current portion of long-term debt	—	20,000
Insurance and claims accruals	57,543	57,679
Accrued payroll	24,023	21,134
Other current liabilities	18,394	20,983
Total current liabilities	169,299	176,193

Long-term debt, net of current portion	40,000	70,000
Other long-term liabilities	16,799	15,779
Insurance and claims accruals, net of current portion	127,400	125,500
Deferred income taxes	228,069	232,531

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,692,730 and 73,246,598 shares outstanding, respectively	805	805
Paid-in capital	99,681	97,457
Retained earnings	794,669	758,617
Accumulated other comprehensive loss	(4,340)	(4,156)
Treasury stock, at cost; 7,840,806 and 7,286,938 shares, respectively	(151,934)	(137,826)
Total stockholders’ equity	738,881	714,897
Total liabilities and stockholders' equity	$1,320,448	$1,334,900

Werner Enterprises, Inc. - Release of July 22, 2013

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.